Exhibit (p)(2)


                                 CODE OF ETHICS

                                       OF

                         THE WRIGHT MANAGED INCOME TRUST

                                       AND

                         THE WRIGHT MANAGED EQUITY TRUST

                            As Adopted March 17, 2005


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              The Wright  Managed  Income  Trust and The Wright  Managed  Equity
     Trust (the "Funds") have adopted this Code of Ethics, pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended ("1940 Act"), with respect to certain types of personal securities transactions by the Officers and Trustees of the Funds which might be deemed to create possible
     conflicts  of  interest  and  to  establish   reporting   requirements  and
     enforcement procedures with respect to such transactions.

     I.  Definitions

         1. "Access Person" of the Adviser shall be as defined in the Adviser's Code of Ethics. All of the Funds' Officers and Trustees are presumed to be Access Persons of the Funds.

         2. "Beneficial Ownership" shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations thereunder. Application of the definition is explained in more detail in the Adviser's Code of Ethics.

         3.    "Control"  shall  have the  same  meaning  as that set  forth in
                Section 2(a)(9) of the 1940 Act. Generally, it means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

         4. "Independent Trustee" means a Trustee of a Fund who is not an employee or affiliate of the Adviser or Administrator.

         5. "Purchase or sale of a Security" includes, among other things, the writing of an option to purchase or sell a Security.

         6. "Review Officer" shall mean the person appointed by the Trustees of the Funds to examine reports of personal securities transactions of the Trustees.

         7.    "Security"  shall  have the same  meaning  as that set  forth in
                Section 2(a)(36) of the 1940 Act (generally, all securities), and shall also include mutual funds of the Adviser. Under this Code of Ethics, the definition shall not include direct obligations of the Government of the United States, bankers acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), or open-end mutual funds advised by third parties.

         8. A Security is "being considered for purchase or sale" by a Fund when a recommendation that the Fund purchase or sell the Security has been communicated by a member of the Adviser's Investment Department to an Officer of such Fund.

    II. CODE PROVISIONS APPLICABLE ONLY TO AFFILLIATED OFFICERS AND TRUSTEE OF THE FUNDS

           A.   Incorporation of Adviser's Code of Ethics

           The provisions of the attached Code of Ethics of Wright Investors' Service (the "Adviser"), dated 2005, are incorporated as each Fund's Code of Ethics applicable to Officers and Trustees of such Fund who, by reason of their being employees, officers or directors of the Adviser, are "Affiliates" of the Funds. A violation of the Adviser's Code of Ethics by any Affiliated Officer or Trustee of a Fund shall also constitute a violation of the Fund's Code of Ethics. Reports of the Adviser's personnel required by the Adviser's Code of Ethics shall be deemed to be reports to the Funds under this Code of Ethics, and shall at all times be available to the Funds.

           B.   Reports under the Administrator's Code of Ethics

           Officers and Trustees of the Funds who are employees of the Administrator shall file copies of the reports required by the Administrator's Code of Ethics with the Review Officer. Such filings shall be deemed to be filings with the Funds under this Code of Ethics.
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           C.  Review

           The Review Officer designated by the Trustees of the Funds shall compare the reported personal securities transactions with the completed and contemplated portfolio transactions of the Funds to determine whether a material violation of the Code may have occurred. Before making any determination that a material violation has been committed by any person, the Review Officer shall give such person an opportunity to supply additional explanatory material. If the Review Officer determines that a material violation of this Code has or may have occurred, he or she shall submit written documentation, together with the transaction report and any additional explanatory material provided by the individual, to the Chief Executive Officer (CEO) of the Adviser, who shall make an independent determination of whether a material violation has occurred.

           D.  Sanctions

           If the Review Officer or the CEO of the Adviser finds that a material violation has occurred, he shall report the violation and any sanctions imposed by the Adviser to the Trustees of the affected Funds. If a securities transaction of the Review Officer or the CEO of the Adviser is under consideration, an alternate review officer may be appointed by the Trustees of the Funds, who may be a Vice President or other senior officer of the Adviser or an unaffiliated third party, and shall act in all respects in the manner prescribed herein for the Review Officer or CEO of the Adviser.

  III.   CODE PROVISIONS APPLICABLE ONLY TO INDEPENDENT TRUSTEES OF THE FUNDS

           A. Prohibited Purchases and Sales

           No Independent Trustee of any Fund shall purchase or sell, directly or indirectly, any Security in which he or she has, or by reasons of such transaction acquires, any direct or indirect beneficial ownership and which to his or her knowledge at the time of such purchase or sale:

           1. is being considered for purchase or sale by such Fund: or
           2. is being purchased or sold by such Fund.

           B. Exempted Transactions

           The prohibitions of Section III.A of this Code shall not apply to:

           1. purchases or sales effected in any account over which the Independent Trustee has no direct or indirect influence or control; or
           2. purchases that are part of an automatic reinvestment plan, including a dividend reinvestment plan.

           C. Reporting

           Whether or not one of the exemptions listed in Section III.B hereof applies, each Independent Trustee of each Fund shall file with the Review Officer a written report containing the information described below with respect to each transaction in any Security in which the Independent Trustee has, or by reasons of such transaction, acquires any direct or indirect beneficial ownership, if such Independent Trustee, at the time he or she entered into that transaction, actually knew, or in the ordinary course of fulfilling his or her official duties as a Trustee of such Fund should have known, during the 15-day period immediately preceding or after the date of that transaction that:

           1. such Security was or was being considered for purchase or sale by the Fund; or
           2. such Security was or was being purchased or sold by the Fund.
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           Each  such  report  shall be  deemed  to be filed  with the Funds for purposes of this Code and may contain a statement that the report shall not be construed as an admission by the Independent Trustee that he or she has any direct or indirect beneficial ownership in the Security to which the report relates.

           Such report shall be made not later than 30 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

           a. the date of the transaction, the name of the Security, interest rate and maturity date (if applicable), the number of shares, the transaction price and the principal amount of each Security;
           b. the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);
           c. the broker, dealer or bank through which the transaction was placed; and
           d.  the date the report is submitted.

           Any report concerning a purchase or sale prohibited under Section III.A hereof with respect to which the Independent Trustee relies upon one of the exemptions provided in Section III.B shall contain a brief statement of the exemption relied upon and the circumstances of the transaction.

           D.       Review

           The Review Officer shall compare the reported personal securities transaction with completed and contemplated portfolio transactions of each Fund to determine whether any transaction of the type listed in Section III.A (a "Reviewable Transaction") may have occurred. If the Review Officer determines that a Reviewable Transaction may have occurred, he shall submit the pertinent information regarding the transaction to counsel for the Funds. Such counsel shall determine whether a material violation of this Code has occurred, taking into account the exemptions provided under Section III.B. Before making any determination that a material violation has occurred, such counsel shall give the person involved an opportunity to provide additional information regarding the transaction in question.

           E.     Sanctions

           If it is determined that a material violation of this Code has occurred, the Review Officer shall so advise the President of the affected Fund and an ad hoc committee consisting of the Independent Trustees of such Fund, other than the person whose transaction is under consideration. The Review Officer shall provide the committee with a report of the matter, including any additional information supplied by such person. The committee may impose such sanctions as it deems appropriate.

     IV.      MISCELLANEOUS CODE PROVISIONS

           A.     Amendment or Revision of the Adviser's Code of Ethics

           Any material change or amendment to the Adviser's Code of Ethics must be approved by the Board of Trustees of the Funds (including a majority of Independent Trustees) no later than six months after its adoption by the Adviser. Such amendment or revision shall be deemed to be an amendment or revision of Section II.A of this Code, and a copy of such amendment or revision shall be appended hereto.

           B.     Annual Report and Certification of the Adviser

           Not less than once annually, the Adviser shall prepare a written report and certification to the Trustees of the Funds, as required by paragraph E2 of the Adviser's Code of Ethics.
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           C.     Records

           Each Fund shall maintain records in the manner and to the extent set forth below, which records may be maintained in electronic format under the conditions described in Rule 31a-2(f)(2) under the 1940 Act and shall be available for inspection by representatives of the Securities and Exchange Commission:

           1. a copy of this Code and any other code which is, or at any tim within the past five years has been in effect shall be preserved in an easily accessible place;
           2. a record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurred;
           3. a copy of each report made to the Review Officer pursuant to this Code shall be preserved for a period of not less than five years after the end of the fiscal year in which it is made, the first two most recent years in an easily accessible place;
           4. a list of all persons who are, or within the last five years have been, required to make reports pursuant to this Code shall be maintained in an easily accessible place;
           5. a copy of each annual written report and certification made by the Adviser to the Board of Trustees of the Funds must be maintained for a period of five years after the end of the fiscal year in which it is made, the first two most recent years in an easily accessible place; and

           6. a record of any decision, and the reasons supporting the decision, to approve the acquisition by Access Persons of any initial public offering or private placement securities shall be maintained for at least five years after the end of the fiscal year in which the approval was granted.

           D.     Confidentiality

           All reports of securities transactions and any other information filed with the Funds or given to any person pursuant to this Code shall be treated as confidential, but are subject to review as provided herein and by representatives of the Securities and Exchange Commission.

           E.    Interpretation of Provisions

           The Trustees of each Fund may from time to time adopt such interpretations of this Code as they deem appropriate.

           F.    Effect of Violation of the Code

           In adopting Rule 17j-1 under the 1940 Act, the Securities and Exchange Commission specifically noted in Investment Company Act Release No. IC-11421 that a violation of any provision of a particular code of ethics, such as this Code, would not be considered a per se unlawful act prohibited by the general anti-fraud provisions of the Rule. As stated in the Release:

               "....the  Commission  believes  that such a violation  should and
           would  be   considered,   with   all  the   surrounding   facts   and
           circumstances, merely as one piece of evidence in determining whether, in addition to a violation of the code of ethics, a violation of the anti-fraud provisions of the Rule also has occurred."

           In adopting this Code of Ethics, it is not intended that a violation of this Code is or should be considered to be a violation of Rule 17j-1.
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